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                                                                  EXHIBIT 10-SS

       THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                       DIRECTOR, OFFICER AND KEY EMPLOYEE
                     STOCK PURCHASE PROGRAM OF CINERGY CORP.

1. PURPOSE. The Director, Officer and Key Employee Stock Purchase Program (the "PROGRAM") of Cinergy Corp. ("CINERGY") is adopted to facilitate the purchase, by the Directors, executives and certain key employees of Cinergy and its subsidiaries (collectively, the "COMPANY"), of shares of Cinergy's common stock ("COMMON STOCK"). The purchases facilitated by the Program are intended to achieve the following specific purposes:

                  (1) more closely align directors', officers' and key employees' financial interests with the financial interests of all other shareholders of the Company;

                  (2) increase officers' and key employees' motivation to manage the Company as owners; and

                  (3) increase the ownership of Common Stock among senior management of the Company.

2. ELIGIBILITY. To be eligible to participate in the Program, the individual (the "ELIGIBLE PARTICIPANT") must be: (a) a Director of the Company or an executive officer of the Company; or (b) an officer or a key employee of the Company selected by the Board of Directors, the Chairman of the Compensation Committee of the Board of Directors (the "COMPENSATION COMMITTEE") or by the Chief Executive Officer (the "CEO") of Cinergy (the foregoing referred to herein, singly or collectively, as the "PROGRAM ADMINISTRATOR").

3. PARTICIPATION. To become a Program participant ("PARTICIPANT"), an Eligible Participant must satisfy the following requirements:

                  (1) submit a completed, signed and irrevocable election to purchase all or a portion of the Common Stock which the Eligible Participant is eligible to purchase under the Program as set forth in the election form or accompanying materials furnished to such Eligible Participant by the Company, in each case along with a power of attorney authorizing such purchases on the Participant's behalf;

                  (2) complete and sign all necessary agreements and other documents relating to the loan described in Section 4 hereof including, but not limited to, personal financial statements and letters of instruction to brokers, transfer agents and banks as are necessary or appropriate under the loan described in Section 4 hereof, and a power of attorney authorizing borrowings under such loan; and

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                  (3)      satisfy all other conditions of participation
                           specified in the Program.

         The agreements and other documents specified in subsections 3(a), (b) and (c) must be submitted at such times and to such Company officers as specified by the Company. No Eligible Participant is required to participate in the Program.

                  Directors and executive officers may purchase between $100,000 and $1,500,000 of Common Stock. Other officers and senior key employees, as designated by the CEO or the Chairman of the Compensation Committee, may purchase between $100,000 and $1,000,000 of Common Stock. Other key employees, as designated by the CEO or the Chairman of the Compensation Committee, may purchase between $100,000 and $500,000 of Common Stock. Subscriptions for purchase of a dollar amount of Common Stock in excess of the Participants' minimum level of participation must be in increments of $50,000. Under the Program, a maximum of $50,000,000 of Common Stock may be purchased by all Participants. In the event that the Program is oversubscribed, there will be a pro rata reduction of the dollar amount of Common Stock that Participants are entitled to purchase under the Program, based on the initial dollar amount commitment of each Participant; PROVIDED, HOWEVER, that in no event shall the level of participation be reduced to below $100,000 per Participant. Directors and executive officers shall have the right to purchase shares not purchased by other Participants in such amount as is determined by the pro rata amount of their participation in the Program compared to the participation of the other Participants electing to purchase additional shares. All such purchases may be made by the individual Participant or by a trust, corporation, partnership or limited liability company controlled by the Participant ("PARTICIPANT DESIGNEE"; the term Participant shall include Participant Designee unless the context otherwise requires).

                  It is anticipated that there may be one or more additional election periods under the Program during which Eligible Participants who did not elect to participate in the Program at the time of its initial implementation may elect to become Participants. EACH ELIGIBLE PARTICIPANT MAY PARTICIPATE IN THE PROGRAM ONLY ONE TIME. THE COMPANY HAS NOT SET ANY DATES FOR ANY ADDITIONAL ELECTION PERIODS AND THERE CAN BE NO ASSURANCE THAT ANY ADDITIONAL ELECTION PERIODS WILL BE MADE AVAILABLE TO THE ELIGIBLE PARTICIPANTS. The decision to conduct any additional election periods rests solely with the Program Administrator.

4. PURCHASE OF SHARES. The Program Administrator, in its sole discretion subject to the terms and provisions of the Program, will determine the timing, amount, price and mechanics of all of the purchases of shares of Common Stock (the "PURCHASED SHARES") through open market and negotiated transactions. Purchases of Purchased Shares shall be effected through a broker in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

                  In accordance with its sole discretion to determine the timing of the purchases pursuant to the Program, the Program Administrator may direct the broker to suspend purchases of Common Stock at any time and from time to time. The Program Administrator shall direct the broker to suspend purchases of Common Stock in the event that the market price of the Common Stock increases 20% or more over the closing price of the Common Stock on the last day of the


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         Participant election period. Further, the Program Administrator shall direct the broker to cease making any purchases pursuant to Participants' commitments, and such commitments shall be terminated to the extent not yet satisfied, as of the close of trading on April 24, 2000, even if as a consequence thereof a Participant will purchase a dollar amount of Common Stock which is lower than the dollar amount which the Participant committed to purchase. Any funds borrowed by the Participant under the Loan (as defined below) which were not applied on the Participant's behalf toward the purchase of Company Common Stock prior to such termination of purchases will be credited toward payment of outstanding amounts under the Loan.

                  The shares of Common Stock purchased pursuant to the Program will be allocated proportionately among Participants at the end of the trading period during which sufficient shares of Common Stock are purchased to allocate the full allotment of Purchased Shares to which all of the Participants are entitled, based upon the percentage of the aggregate dollar amount of Common Stock for which the Participants have subscribed and the average price for all purchases of shares of Common Stock during the allocation period; PROVIDED, HOWEVER, that the Program Administrator, in his or its sole discretion, may determine to allocate the Purchased Shares at the end of a trading day or trading week. By way of example only, in the event the Program Administrator determines to allocate at the end of a trading day, if the Program has two Participants, Participant A and Participant B, and Participant A committed to purchase up to $500,000 of Common Stock and Participant B committed to purchase up to $1,000,000 of Common Stock, and on a given trading day, the Company arranged for the purchase of $300,000 of Common Stock on behalf of the Participants, $100,000 in Purchased Shares would be allocated to the account of Participant A and $200,000 in Purchased Shares would be allocated to the account of Participant B. Purchased Shares will not include any fractional shares of Common Stock. Following the purchase of the total number of whole shares of Common Stock to which the Participant is entitled, any remaining dollar amount pursuant to the Participant's commitment will be credited toward payment of interest on the Participant's Loan (as defined below), if any.

                  In the event that issues arising under Section 16 of the Exchange Act, make impractical the use of open-market purchases on behalf of a Participant, the Program Administrator may elect, in his or its sole discretion, to allocate newly-issued shares of Cinergy to the Participant's account. It is intended that the timing, amount, price and mechanics associated with the allocation of such newly-issued shares will replicate as closely as possible the timing, amount, price and mechanics associated with the open-market purchases pursuant to the Program. Such newly-issued shares will not be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"). Consequently, any resale of such shares will be subject to the restrictions of Rule 144 of the Securities Act, which include, among other things, a requirement that such shares be held prior to resale for a period of one year.

                  Cinergy has arranged the opportunity for each Participant to obtain (i) a loan through KeyBank National Association or an additional or substitute financial institution(s) (the "BANK") to fund the purchase of the Purchased Shares (the "PURCHASE LOAN") and (ii) a loan through the Bank to assist in funding interest payments on the Purchase Loan (together with the Purchase Loan, the "LOAN"). Each Participant must sign a power of attorney authorizing loans under the Bank loan documents and the purchase of the Purchased Shares. Each Participant is responsible for satisfying all of the lending requirements, including supplying requisite information on a timely basis, specified by the Bank to qualify for the Loan. Each Participant is fully obligated to

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         repay to the Bank all principal, interest and any prepayment fees on the Loan when due and payable. Any prepayments of the Loan must be made in $50,000 increments, on the last day of the month and in a manner otherwise consistent with the terms of any interest rate swap agreement.

                  In the event a Participant does not wish to obtain the Loan, the Participant shall provide sufficient funds to fund the purchase of the Purchased Shares. Such Participant must execute a power of attorney authorizing the purchase of the Purchased Shares. If the Participant fails to fund the purchase of the Purchased Shares, the Participant may no longer participate in the Program, and all of the Purchased Shares not paid for will be allocated to the other Participants.

5. REGISTRATION OF SHARES. The Purchased Shares will be registered in the name of the Participant or his or her designee and certificated. Each certificate will bear a legend referring to the Program. The certificates for the Purchased Shares of each Participant who participates in the Loan will be held for safekeeping by the Company for the benefit of each Participant.

6. SHAREHOLDER RIGHTS. Each Participant will have all of the rights of a shareholder with respect to the Purchased Shares, including the right to dispose of the shares, the right to vote the shares and the right to receive dividends. Dividends will be deposited in the Participant's account at the Bank to apply towards the payment of interest on the Participant's Loan.

7. SALE OF PURCHASED SHARES. Each Participant is permitted to sell all or any portion of the Purchased Shares; provided, that any such sale does not violate any provision of the Participant's Loan.

8. LOAN GUARANTY. Cinergy and/or a subsidiary of Cinergy (the "GUARANTOR") will guarantee repayment to the Bank of 100% of all principal, interest, prepayment fees and other obligations of each Participant under such Participant's Loan (the "GUARANTY"). Any Guaranty issued by a subsidiary of Cinergy will be guaranteed by Cinergy. The issuance of the Guaranty is a condition to the loan arrangement Cinergy has made with the Bank. The terms and conditions of the Guaranty are as agreed by Cinergy and the Bank. Each Participant shall enter into an indemnification agreement to indemnify Cinergy or the Guarantor, as the case may be, for any losses under the Guaranty of the Loan with respect to the Participant. If a Participant specifies a Participant Designee, the Participant shall enter into an indemnification agreement to indemnify Cinergy or the Guarantor, as the case may be, for any losses under the Guaranty of the Loan with respect to the Participant Designee. Each Participant is fully obligated to repay to the Bank all principal, interest, and other amounts on the Loan when due and payable. Cinergy may take any action relating to the Participant and her or his assets, which the Program Administrator deems necessary, proper or desirable, (including, but not limited to, offsetting amounts owed to Cinergy or its subsidiaries against wages, fees or other amounts owed to the Participant from Cinergy) to obtain full reimbursement for amounts the Guarantor pays to the Bank under the Guaranty related to the Participant's or a Participant Designee's Loan.

9. INTEREST PAYMENTS AND INTEREST RESERVE. The Purchase Loan will be a floating rate loan based on LIBOR, which will then be swapped at a time to be determined by the Program Administrator to a fixed rate so that Participants will not have interest rate risk during the term of the Purchase Loan. Interest on the Purchase Loan will be payable quarterly, on or

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         about the Company's dividend payment date. Interest will be funded primarily from the dividends received by the Participant on the Purchased Shares. Interest in excess of the dividend, if any, may, at the option of the Participant, be paid from an interest reserve facility (the "INTEREST RESERVE FACILITY") made available by the Bank and equal to 8% of the Purchase Loan balance. If a Participant elects to utilize the Interest Reserve Facility, an amount will be drawn from the facility on the Participant's behalf to fund any interest due in excess of the dividend at the time of each interest payment date. Such amounts drawn from the Participant's Interest Reserve Facility will be subject to the Guaranty as set forth in Section 8. Each Participant is responsible for satisfying all of the lending requirements, including supplying requisite information on a timely basis, specified by the Bank to qualify for the Interest Reserve Facility. Each Participant is fully obligated to repay to the Bank all principal, interest and any prepayment fees on the Interest Reserve Facility when due and payable.

                  ALTHOUGH THE BANK WILL TAKE AN ASSIGNMENT OF THE DIVIDENDS ON THE PURCHASED SHARES TO SERVICE THE PURCHASE LOAN, THE PARTICIPANT WILL BE SOLELY RESPONSIBLE FOR PAYING ALL PRINCIPAL AND INTEREST WHEN DUE. IF THE CINERGY DIVIDEND WERE EVER REDUCED, A PARTICIPANT COULD INCUR SUBSTANTIAL QUARTERLY INTEREST PAYMENTS IN EXCESS OF THE DIVIDENDS AND THE INTEREST RESERVE FACILITY.

10.      MARGIN REGULATIONS.

                  (1) None of the obligations of the Participants to Cinergy or any of its subsidiaries (collectively, Cinergy and its subsidiaries shall be referred to as "CINERGY" for the purposes of this Section 10) hereunder, or the obligations of the Participants to the Bank under their respective Loan, is or will be secured, directly or indirectly, by Margin Stock (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System);

                  (2) Neither Cinergy nor any third party acting on behalf of Cinergy has taken or will take possession of a Participant's Margin Stock to secure, directly or indirectly, any of the obligations of such Participant to Cinergy;

                  (3) Cinergy does not and will not have any right to prohibit or, in any way, restrict such Participant from selling, pledging, encumbering or otherwise disposing of any Margin Stock owned by such Participant;

                  (4) Such Participant has not granted and will not grant Cinergy or any third party acting on behalf of Cinergy the right to accelerate repayment of any of the obligations under this Program of such Participant if any of the Margin Stock owned by such Participant is sold, pledged, encumbered or otherwise disposed of by such Participant; and

                  (5) There is no agreement or other arrangement between such Participant and Cinergy or any third party acting on behalf of Cinergy (and no such agreement or arrangement shall be entered into so long as this Program

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                           is in effect or any of the obligations of such
                           Participant under this Program remain outstanding) under which the Margin Stock of Participant would be made more readily available as security to Cinergy than to other creditors of such Participant.

11. DEATH OR DISABILITY. Upon the death of a Participant, her or his estate or the Participant Designee, as the case may be, may elect to cause Cinergy to pay the estate or the Participant Designee, as the case may be, an amount equal to the balance of the Participant's Loan minus the value of the Purchased Shares based upon the closing price of Common Stock on the New York Stock Exchange on the first trading date after the date of death. The estate or the Participant Designee, as the case may be, of a deceased Participant must give to the Company written notification of its decision to make such an election within 60 days after the death of the Participant. If a Participant who is an employee of the Company becomes eligible for benefits under the Cinergy Corp. Long-Term Disability Plan (a "DISABLED PARTICIPANT"), such disabled Participant may elect to cause Cinergy to pay the Participant an amount equal to the balance of the Participant's Loan minus the value of the Purchased Shares based upon the closing price of Common Stock on the New York Stock Exchange on the first trading date after the first date of eligibility for payment under the Cinergy Corp. Long-Term Disability Plan. This Section 11 has no effect on a deceased or disabled Participant's sale of Purchased Shares before the Participant's death or disability. Payment by Cinergy of amounts described in this Section 11 is conditioned on the payment in full of the Participant's Loan (if any) and the release of the Guaranty with respect thereto.

12. OTHER TERMINATION. Within 30 days of a Participant ceasing to be a Director, officer or employee of Cinergy in circumstances other than as described in Section 11, such Participant or Participant Designee shall have the option to either (i) retire the Loan and release the Guaranty or (ii) continue the Loan until its maturity date with Cinergy's Guaranty.

                  Notwithstanding the above, if at such Participant's request, the Bank, in its sole discretion, agrees to the termination of any dividend assignment agreement between Cinergy, the Bank and the Participant or agrees to waive the Participant's obligations thereunder, all outstanding interest and principal under the Loan shall become due and payable and the Guaranty shall subsequently be terminated.

13. ADMINISTRATION. The Program Administrator shall be charged with the administration and interpretation of the Program but may delegate the ministerial duties hereunder to such persons as it determines. The Program Administrator may adopt such rules as may be necessary or appropriate for the proper administration of the Program. The decision of the Program Administrator in all matters involving the interpretation and application of the Program shall be final and shall be given the maximum possible deference allowed by law.

14. PAYMENT OF EXPENSES. The expenses of administering the Program shall be paid by the Company except those expenses which are expenses of the Participants.

15. INCOME TAX CONSIDERATIONS. THIS SUMMARY IS NOT INTENDED TO DISCUSS ALL INCOME TAX ASPECTS OF PARTICIPATION IN THE PROGRAM OR TO CONSTITUTE TAX ADVICE, AND ALL PROGRAM PARTICIPANTS ARE URGED TO

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         CONSULT THEIR PERSONAL TAX ADVISORS. THIS SUMMARY IS FOR INFORMATIONAL
         PURPOSES ONLY AND IS BASED ON THE TAX LAWS IN EFFECT AS OF THE EFFECTIVE DATE OF THIS PROGRAM, WHICH LAWS ARE SUBJECT TO CHANGE. THE TAX CONSEQUENCES TO EACH PARTICIPANT WILL DEPEND IN PART UPON SUCH PARTICIPANT'S PARTICULAR SITUATION. SPECIAL TAX CONSEQUENCES NOT DESCRIBED HEREIN MAY BE APPLICABLE TO CERTAIN PARTICIPANTS.

                  The dividends paid by the Company on Common Stock purchased through the Program will be reported to Participants and the IRS on Form 1099DIV. These amounts must be reported as dividend income on Schedule B of a Participant's federal income tax return in the year they are paid even though the dividends will be paid directly to the Bank. Note that a portion of the Company's distributions to its shareholders may be considered to be a capital gain dividend, in which case the dividend would be reported as a long-term capital gain. In addition, a portion of the Company's distributions to its shareholders may be considered to be a return of capital, which would reduce the tax basis of the shares purchased.

                  Provided a Participant itemizes deductions and does not take the standard deduction, the interest expense that is deemed to be paid on the Purchase Loan may be deductible as "investment interest expense" on Form 4952 of his or her federal income tax return. Investment interest expense is deductible to the extent of investment income. Investment income includes interest income and dividend income. Unlike certain other itemized deductions, investment interest expense is not phased out at certain income levels. Participants will be deemed to have paid interest on the Purchase Loan if the dividends are used to pay interest on the Purchase Loan. If the dividends are not sufficient to fully pay the accrued interest on the Loan, the interest shortfall may be funded through the Interest Reserve Facility. The IRS currently takes the position that interest paid from borrowed funds is not deductible until those borrowed funds are repaid.

                  Participants that do not itemize deductions may not receive any tax benefit from the payment of the interest expense.

                  In general, Participants will realize capital gain or loss on the disposition of Common Stock purchased under the Program equal to the difference between (i) the amount of cash received on such disposition and (ii) the Participant's adjusted basis of the stock. Currently, such gain or loss generally will constitute long-term capital gain or loss if the Participant has held the shares for more than one year.

                  The state and local tax consequences from participation in the Program vary widely depending on the state and municipality of a Participant. Many state and local tax statutes do not permit taxpayers to itemize deductions. Accordingly, Participants may be subject to state and local income taxes on the dividends paid on the Common Stock with no corresponding tax benefit for interest paid under the Program. In addition, certain states impose franchise taxes on the value of marketable securities held, such as the Common Stock.

16. EMPLOYER-EMPLOYEE RELATIONSHIP. The establishment of this Program shall not be construed as conferring any legal or other rights upon any employee or any person for a

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         continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee or otherwise act with relation to the employee. Subject to any agreements the Company has with a Participant, the Company may take any action (including discharge) with respect to any employee or other person and may treat such person without regard to the effect which such action or treatment might have upon such person as a Participant of this Program.

17. AMENDMENT AND TERMINATION. The Company reserves the right to change or discontinue this Program by action of the Program Administrator in his or its discretion; PROVIDED, HOWEVER, that in the case of any person to whom benefits under this Program had accrued upon termination of employment prior to such Program Administrator action, or in the case of any Participant who would have been entitled to benefits under this Program had the Participant's employment ceased prior to such change or discontinuance, the benefits such person had accrued under this Program prior to such change or discontinuance shall not be adversely affected thereby.

18. WITHHOLDING. The Company shall have the right to deduct in cash (whether under this Program or otherwise) in connection with all payments by the Company to a Participant under this Program any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

19. GOVERNING LAW. This Program shall be construed in accordance with the laws of the State of Delaware.

20. APPROVAL. If a Participant elects to purchase Purchased Shares, such election shall constitute formal approval of this Program by the Participant and such Participant's agreement to be bound by the terms and conditions of the Program.

EFFECTIVE DATE:  JANUARY 7, 2000

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